Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842, 333-68291, 333-68283, 333-75953, 333-78699, 333-76823, 333-81475, 333-80815, 333-75951, 333-36894, 333-73718 and 333-120793) and Forms S-8 (Nos. 333-42015, 333-78779, 333-90042 and 333-100214) of AMB Property Corporation of our report dated March 9, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 17, as to which the date is June 5, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 20, 2006